Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-283999) pertaining to the Loar Holdings Inc. 2024 Equity Incentive Plan,

(2)
Registration Statement (Form S-8 No. 333-278924) pertaining to the Inducement Option Awards, and

(3)
Registration Statement (Form S-3 No. 333-286913) and related Prospectus of Loar Holdings Inc. for the registration of common stock;

of our reports dated March 2, 2026, with respect to the consolidated financial statements of Loar Holdings Inc. and the effectiveness of internal control over financial reporting of Loar Holdings Inc. included in this Annual Report (Form 10-K) of Loar Holdings Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Stamford, Connecticut

March 2, 2026